INDEPENDENT AUDITOR'S CONSENT

We do hereby consent to the use of our
reports dated September 21, 2001 on the
financial statements of Village VI
Acquisition Corporation included in and
made part of the registration statement of Village VI Acquisition Corporation dated
February 20, 2002.

February 20, 2002

/s/ James E. Scheifley & Associates, P.C.
     Certified Public Accountant